Exhibit 99.1

Amro Albanna (00:07):

Okay, we’re just gonna, we’re just gonna go ahead and wait a few seconds, as we always do as attendees are joining. I do have Friedrich here, and I’m just looking at the attendee list. Let’s see. I see a few people from our team. Okay. I am just waiting a couple more seconds. Very good. Welcome everybody. Thanks for joining us. Today I do have Friedrich and Saundra joining us. And I’m sure, you know, almost everyone knows Friedrich and Saundra, but with that, maybe we should still do a quick introduction. So Saundra, maybe you can go ahead and just do a quick intro.

Saundra Pelletier (00:56):

Okay, great. Thank you. I’m Saundra Pelletier, the CEO of Evofem Biosciences. Our focus is on women’s health, and currently we have two FDA approved assets that are both generating revenue, but we are really focused on innovations that really deliver unmet needs for women.

Amro Albanna (01:16):

Wonderful. Thanks, Saundra. I know you and I spoke a couple weeks ago already. I appreciate you joining. I know you’re busy. Everybody’s busy right now, but I thought this would be a really good opportunity for us to continue to give these weekly updates, our team, our stakeholders, our vendors. And today I will focus on the theme we discussed right before the call. But obviously before I go there, Friedrich, maybe you can do a quick intro as well.

Friedrich Kapp (01:40):

Yeah. Thank you very much. Amro. I’m Friedrich Kapp and I’m responsible for the development of ADI-100, which is our first drug in the autoimmune space. And our goal is to get ready for clinical trials by the end of the year. So we are really very far advanced and we, we’ll probably have a chance to talk about this more during this call.

Amro Albanna (02:06):

Great. And I’m glad you said end of the year, because that is exactly gonna be our focus, and we’ll certainly talk about, again, the challenge that we must address collectively, frankly, as Aditxt, as Adimune as Pearsanta, and as Evofem. And with that, actually Chris could not make it. We did announce that Chris will join. Chris is at the airport, and we decided it’s probably not a good idea for him to be, you know, to join while he’s on the road. And Chris, we’re probably gonna do one with him either next week or the following week. So with that, again, I know, Saundra, I know you’re, you’re, you’re really busy, Friedrich, I know you’re super busy. We’re trying to keep the company moving forward. So I thought today, you know, as we do these weekly updates, it’s, it’s important for us to make sure that whoever joins understand what it is that we are looking to do, and frankly, the things that we’re looking to address.

(03:02):

So, you know, Aditxt, with that background, Aditxt currently has two programs. We have the Adimune program, which is focused on addressing autoimmunity, and we’ll talk about that a little bit more. And then we have Pearsanta, which is focused on addressing early disease detection, starting with endometriosis and prostate cancer. And then Evofem, which is a pending transaction. We’re still pushing to try to close it by end of September dealing with women’s health. So that’s a little bit of the kind of the background and the focus today. Look, we must keep our eyes focused on what we need to accomplish by end of the year, what that would mean for Adimune, what that would mean for Pearsanta, what that would mean for Evofem, and what that would mean for Aditxt as a whole, right? So we can talk about that.

(03:56):

But reality is from here until then, the key ingredient that we must address is capital. Now, I know every single company, every single early stage, every single startup will always talk about capital. But let me be very clear, we’re all experienced, seasoned entrepreneurs, I personally do not believe money is the solution for all, right? We understand that companies raise money and lose money and go out of business, but I believe we have positioned Aditxt and each of its programs, including the pending transaction of Evofem, to the point where capital can be very meaningful, can be very transformational. So today I wanna really focus on these two aspects. One, what would Adimune achieve from now until end of the year? And why would that be transformational for Adimune? I want to do the same, and I’ll speak on behalf of Chris, what that would mean for Pearsanta. And then of course, Saundra, you can talk about Evofem, what that would mean for you by end of the year where you see Evofem, you know, by end of this year. And then we’ll, we’ll talk very frankly about capital, capital, capital, capital, right? And some of the challenges, whether it’s payroll vendors, lenders, all that needs to be done. So Friedrich, maybe we’ll start with you, kinda, at a very high level, what is it that you would like to accomplish by end of the year for Adimune? In terms of major milestones?

Friedrich Kapp (05:26):

I mean, the key, key milestone for us at this point, of course, is to put everything that we have generated together in a document or documents for the health authority, then send it to the health authority and ask for approval to go into application in patients. And, and I mean, we have everything that we need. We have toxicology. We show that the gene the genes, the plasmids don’t are not detected in the organs. We don’t have antibody formation. So the safety aspects are there. And the latest, of course is the these wonderful data that were generated at Mayo where we have shown, or they have shown that with our ADI100 drug ex-vivo, so not for with cells from patients, then with our drug, the, the aggressive T-cells can be eliminated. And that is of course, as close as you can get to data from patients at this point. So very encouraging. And I think the health authorities will like that aspect particularly because it also has to do with safety, but also with efficacy. Efficacy. So both elements are there. Uh, and so it’s a matter of putting things together. You know, we are so far advanced.

Amro Albanna (07:01):

So, Friedrich, you know, ADI platform, we’ve been on, on a path a long path to get it to this point by end of this year. Our goal is to, to to, to be able in a position to actually submit or have submitted to the FDA and PEI in Germany for type one diabetes, psoriasis, and here in the US would be stiff person syndrome. And those are, you know, obviously the initial indications. But our goal is to, you know, hopefully we can show not only safety, but potentially efficacy and using these indications as proof of concept for Adimune. So by end of the year, do you at, you know, obviously our goal here is to be to, to, to file in Q4 with these authorities. Is that, is that fair to say?

Friedrich Kapp (07:48):

Yeah, Absolutely. And you see, it’s, it’s not a normal drug. It’s not a normal drug that we are dealing with. It’s something totally different. It’s it’s fundamentally changing the approach that it has been going on for treating autoimmune disease because we are restoring immune tolerance. And that is unique essentially, because I don’t know of any drug that has that can do that. And therefore I think it’s very exciting for us to be at this point where we can, we’re so close to go into patients and see that. The point is, and, and I mentioned that before, we are eliminating the cause, you know, of the disease, be it especially easily to understand in type one diabetes. And when, you know, when you eliminate the cause of the disease, then the disease is gone. So it’s, you know, and the uniqueness of type one diabetes again is that it is a one medication disease right now insulin and to replace insulin essentially is of course also a very attractive aspect of what we are doing. Because we’re opening this market.

Amro Albanna (09:07):

You’re, you’re, you’re, look, we’ve, we’ve, we’ve been at it for years, Friedrich, and your excitement has never wavered truly, and your belief has never wavered. And I can tell you, and people that are, that don’t know you of course are, you know Friedrich is not an excitable person and, you know, his, his confidence. Look, we obviously cannot, cannot predict efficacy in biology. We cannot but what we’re focused on right now is the preclinical data that we’ve had so far certainly looks pretty encouraging. And that’s why by end of this year, transitioning ADI and Adimune to human trials, now we’re not sure if we can begin human trials, but at least, at least submit to the regulatory and possibly, possibly receive approval if we do. But certainly that would position Adimune in 2026 for human trials, assuming we get the approvals that would become a big year for Adimune. So with that, Saundra, maybe I can do the same with you. Okay. We, we, we know Evofem. We know Phexxi, we know Solosec. And again, I repeat myself ‘cause I just never know who else, you know, who, you know, who else is on the line and who, who heard you and who hasn’t heard you before. So just tell us, you know, aside from the capital, where do you see Evofem by end of the year, truly, where do you see Evofem as a company focused on women’s health and innovations?

Saundra Pelletier (10:38):

Well, I think it’s a, I think the question is tricky because the answer really does depend on capital. We right now have two assets that generate revenue. We brought in $20 million of net revenue last year. We only just launched. Solosec at the end of the year, it was on a $20 million trajectory when the product was stopped being promoted. So we have Phexxi and Solosec, the same call point. There’s absolute efficiencies with our sales team. We have had no attrition in our company based on everything that’s happened to us. You would think we would, but we have had no investment in these brands in two and a half years. We have payables that have to be addressed in order for us to manage our business. Our payables are, we have to buy raw material supply. We have to manufacture this drug. We have to package this drug.

(11:29):

We have to distribute this drug. We have to pay FDA fees because we are a prescription product. These aren’t things like getting fancy lattes. These are things that are heavy and serious, and many companies like ours have went out of business, but we had the grit and the resilience to go through painful, painful things. I talk to vendors every day. I, I’ve become a hustler. I’m a professional hustler. I say truthful things. I beg, I, people are on payment plans. We know this business is worth it. We do, we know the market opportunity is real. It’s not fantasy. We know that there are windows of opportunity, like with things like GLP-1s right now on social media. There were three articles that came up this morning of a pervasive epidemic of women getting pregnant on GLP-1s. The only only birth control that has no systemic activity that will not interact with other products that are women are on is Phexxi, period.

(12:33):

It is the only birth control that women use only when they have sex. Women don’t have sex every day. I know that people, some people wish they did, but they don’t. And so having something women use only on demand, it’s an amazing product. Solosec is one dose for BV and Trich. And the tough part is we don’t need a lot of capital. We just need a little bit of capital. Okay? We need a little bit of capital to capitalize on the opportunities that are clearly in the marketplace right now. Prime for the plucking. We have telemedicine platforms calling us every day asking us, do you have a little bit of money to advertise so we could co-promote your birth control with women who are on GLP-1s? No, we don’t. We do a rinse and repeat model. And so where we would be, where we will be is we will continue a rinse and repeat model.

(13:25):

We will continue starving these brands. When I say starving, we have 16 people in the field that work their butts off. They are the finest salespeople I have ever met. We have our own Phexxi.com and I am on social media now almost every single day. And we have seen a significant shift in women going to Phexxi.com based on social media outreach. So we are going to continue on this path of maintaining the patients we have, building new patients. But there’s things in pharma when you have prescription products that are clinical investments that cannot be taken, cannot be made up by social media. So the bottom line is, is that we will still grow this year. It won’t be a lot of growth, but it will be a little bit of growth just to show the brands have a solid base. We also will have a little bit of growth from an Ex-US opportunity we just signed with Pharma 1 for both Phexxi and Solosec.

(14:27):

There’s a lot of companies that see the value in this. And my final thing is, is we have signed a manufacturing agreement to lower our cost of goods by 50%. We’re not sitting on our hands hoping we win the lottery. What we are doing is we are being scrappy and fighting and trying to extract every ounce of opportunity we can, but something’s gotta give. Yeah, we’re at a point now where we need people to see, and we get a lot of compliments on what we’ve been able to do. Well compliments, you know, that doesn’t really get you too far. So I’m sorry to be so intense, but

Amro Albanna (15:01):

No, no, this is,

Saundra Pelletier (15:02):

It’s a it’s a serious situation.

Amro Albanna (15:04):

This is, this is why we do these things. I mean, look, it is the, the best approach is to actually continue to share with our stakeholders what it is. Look, it is, it is a function of market conditions. That is reality, right? It is a function of market conditions, but we collectively, as we believe in what we’re working on, every aspect of it, we can’t use market conditions as an excuse to go out of business, right? That’s why we’re here. And Saundra, you know, obviously, you know, I am, I am a a supporter and a fan of Evofem because you’re still here. You are still here. And we continue to work together, not just by words and compliments. We have supported and it’s mutual. And our collective goal is to make sure that, frankly, this is the story we tell everybody. We all work with our vendors.

(16:01):

We all worry about our payroll. We, we at least fall behind our payroll. We all get up every single day to figure out how in the world can we keep moving these forwards. And there is one reason I will tell people, we’re not an NASDAQ company for sake of being a NASDAQ company or a public company. The reason we’re here is to make sure we give Adimune a chance to make it. The reason we’re here, we’re we wanna make sure that early disease detection has a chance to make it happen. And the same goes for women’s health. So your intensity is welcome because that’s what, that’s why we do these things, right? So people understand, and frankly, our team members who truly, truly support and understand, but we all understand the challenges. And that’s exactly the, the picture I wanted to show where Adimune can be, where Evofem can be.

(16:47):

And just again, on behalf of Chris, I can tell you where Pearsanta can be. You know, when it comes to early disease detection, when it comes especially to cancer, when it comes to cancer, everyone understands the earlier the better. That’s as technically, you know, that’s as clearly as I can put it. The earlier the better. And with mitochondrial DNA what, what the Pearsanta team is working on to go to commercialization with frankly relatively, very, very low budget is critical for us. They do have the infrastructure, they do have the IP, they do have the expertise, they do have the team. We work with our landlord right over there to make sure that we continue to keep our CLIA and CAP facility to, to launch by end of this year, right? And if Chris was here, he would say the same thing, money, capital, right? So to kind of take it back again and, and, and, and summarize it, a lot of the, in fact, a hundred percent of the companies would say, if just, if I had this much, I can do this.

(17:51):

That is not the situation here. I wanted to clearly define why we believe we’re near term key. Inflection points for Adimune we’re near term, not even inflection points for, for Evofem. It’s literally growth. You’ve done it. $20 million is very, very respectable because you can talk about dreams versus products that are being sold. And Pearsanta is somewhere in, in between near revenue with, with big growth potential. That said, again, I did not wanna make this longer than it should be. I will ask if anybody in our attendees have any questions, please go ahead and push the Q&A button. This is what we do with, whether you’re a team member, whether you work for, whether you’re a team member of Evofem or Adimune or Pearsanta or Aditxt, whether you’re a vendor partner, feel free to ask questions. Shareholder. That’s what we do this for. And again, right before this call, you know, Saundra needed to run to, frankly, you know, put out a few fires. That’s what we need to do. Friedrich and I, you know, same thing with Adimune and Pearsanta, but we still felt that this is 20 or 30 minutes that are truly worth spending to make sure that whoever joins understands what we’re working on. So maybe just a couple more minutes. Friedrich, anything you would like to add that, you know, for this call?

Friedrich Kapp (19:24):

Yeah, I mean only maybe one aspect, which seems to be far away, but it’s also, but it’s still stimulating and exciting. Because as I mentioned before, if if you have a market like the type one diabetes market and with only one drug and you have a totally different approach to it, it will have a tremendous effect. And you, we have to keep in mind that, that there are 10 million patients out there with type one diabetes. That is a big market as it is. But then when you look at psoriasis, where we also do the, the study, they’re talking about a hundred million patients out there.

Amro Albanna (20:04):

Yeah.

Friedrich Kapp (20:04):

So, so the, the potential of this drug is tremendous from both the mechanistic side and what is what it does from the safety side, from the efficacy side, and from the outlook when you go, when you go to the market, it’s so it’s just a, a wonderful thing.

Amro Albanna (20:25):

True. And look, our, our plan for Adimune is, is slightly different than Evofem, just given the nature of the platform. We do not look to commercialize the platform. We, our goal is to partner with larger partners to make sure that we take it commercially. Friedrich, would you agree that, you know, getting into human trials would be a major transition point in terms of attracting co-development partners? Do you feel that’s the nature of it?

Friedrich Kapp (20:55):

Absolutely. I mean, you know, why this is interesting and for us as insiders into this technology, working with it all day and every day, it’s it is something that is so clear. But since several drugs have failed with, you know, with their programs, there’s some hesitancy it’s my feeling. But once we go to the clinic and we generate data there, I think that that will change immediately, you know? Of course. Yeah. Therefore, going to the clinic is, is the, is key and the only goal that we have right now to pursue and, and make it happen.

Amro Albanna (21:40):

Wonderful. Uh, we do have a question from Mark, and Saundra, I’ll obviously leave it up to you. I have my own view, but I don’t know if you can see it or not on your screen. What does your best case projection for the EVFM stock? I do have my own answer, but I’ll leave it to you how you

Saundra Pelletier (21:57):

Actually No, no, please. If you wanna take it, please and I can jump in after, if that’s Okay.

Amro Albanna (22:01):

So look, my view is we’re really, we cannot project what a stock price is. I mean, we really can’t. That is not what we want to do because the market is the market. Our focus is to make sure that we perform on our business and the valuation on the market cap hopefully will determine our value. Right now, in my view, we’re still in a speculative phase that fundamentals are, are not what we’re being judged on. It is simply a speculative phase, whether it’s Evofem stock or our stock. That’s kinda my my view. Saundra, anything else you wanna add to that?

Saundra Pelletier (22:38):

No, no, frankly, I really, I really don’t, you know, I, I don’t, and look, the, the one reality which I think is obvious is that we know that when investors come in and due diligence and they look at the value proposition of investing in women’s health, I think they leave more excited, recognize the upside more. But having access to a NASDAQ vehicle is what’s critical, right? I mean, we, that’s what’s game changing. But yes, no Amro your answer was great. It’s perfect.

Amro Albanna (23:07):

Great. There’s another question from Alan. Has the company received all approvals from American authorities to execute international sales? And are you just waiting for Pharma 1?

Saundra Pelletier (23:19):

Yes. So, so right now we have global rights to both Phexxi and Solosec, just to throw in, we have IP exclusivity for Phexxi to 2033 and for Solosec to 2040 Pharma 1’s agreements are signed. They are just waiting for their authorities in the GCC just to hit approval so that all the documentation, everything they need is there. We’re just waiting for their approvals. But we also have the opportunity we could license to any partner, any other partner outside of the US, Europe, Brazil, China, which obviously we’re working on. Some of the markets require our cost of goods to be lower than they are because the contraceptive market is over the counter in those markets. So it’s a different price point. That’s why we signed the deal to lower the cost of goods. But the bottom line is, is that our deal with Pharma 1, we’re just waiting for them to get their regulatory approvals.

Amro Albanna (24:11):

Wonderful, wonderful. Thanks. Alan, Mark, if there’s a follow up question or if you need further clarification, just let us know. In the meantime, we just have maybe about a minute just let me know. Somebody raised their hands. I think that’s same Mark. Alright Saundra, anything else you would like to add before we conclude this?

Saundra Pelletier (24:34):

Well, I think I wanna mimic what Friedrich said about the patients who are impacted by these certain things. And so, just to reiterate, 23 million women will not use hormones. They have tried pills, patches, IUDs, they have had headaches and weight gain and bleeding. The biggest thing is the emotional highs and lows of these hormonal changes. These women will not use hormones. So that’s a huge opportunity in itself. When you look at trichomoniasis and bacterial vaginosis, there’s a 60 to 80% co-infection rate. So these are things that are every day, they impact a woman’s quality of life, and we are really providing amazing products, not me too products, products that truly are differentiated. And it, it will really impact the way women live, which, you know, once women really feel like they’re being provided the right solutions, everyone’s more positively impacted. So, yeah,

Amro Albanna (25:31):

So I’ll I’ll basically incorporate what we both said and I will bring it up to Aditxt, look at the opportunity that we’ve positioned Aditxt. We have an opportunity, a serious opportunity at addressing serious indications, starting with psoriasis one, psoriasis and type one diabetes and CNS being SPS, which is the stiff person syndrome. And these again, are proof of concept just to show the potential of this platform, assuming we can show the desired results. We have Evofem with Focus on women’s health, and we have Pearsanta with focus on early disease detection, starting with cancer and endometriosis. We all understand the bigness of these opportunities, and we have positioned the company collectively to be able to address and potentially address these major health challenges. And this year is critical for us. And 2026 is what we’re looking forward to, to make sure that Aditxt, Adimune, Pearsanta, Evofem, are well positioned for growth. So with that, I will thank everybody that joins us and and we will continue to these weekly updates, at least until end of June, which is what we what we said initially. Saundra, thank you very much. I know you’re super busy, Friedrich, I know you’re real busy as well. Thank you for joining. This is really helpful for everybody involved. Thank you everybody for joining, and we’ll see you next week.

Friedrich Kapp (27:04):

Thank you. Bye-bye. Thank you.